As filed with the Securities and Exchange Commission on June 26, 2002.
File No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CTI Molecular Imaging, Inc.
(Exact Name of Issuer as Specified in its Charter)

Delaware	62-1377363
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

810 Innovation Drive
Knoxville, Tennessee 37932
(865) 218-2000
(Address, including zip code, and telephone number of Principal Executive Offices)

CTI Molecular Imaging, Inc. 2002 Long-Term Incentive Plan
CTI Molecular Imaging, Inc. 2002 Employee Stock Purchase Plan
CTI, Inc. 1998 Restated Incentive Stock Option Plan
(Full Titles of the Plans)

Copy to:
TERRY D. DOUGLASS
President CTI Molecular Imaging, Inc.
810 Innovation Drive
Knoxville, Tennessee 37932
(865) 218-2000
(Name, address, including zip code, and
telephone number, including area code, of
agent for service)	LAURA G. THATCHER Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7546

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered (1)	Per Share	Offering Price	Registration Fee

Common Stock	4,500,000	$18.77 (2)	$84,465,000 (2)	$7771

Common Stock	4,957,728	$3.70 (3)	$18,343,593 (3)	$1688

(1)	Amount to be registered includes 3,000,000 shares to be issued pursuant to the grant or exercise of awards to employees, officers, directors and consultants under the CTI Molecular Imaging, Inc. 2002 Long-Term Incentive Plan, 1,500,000 shares to be issued pursuant to the exercise of options by qualified employees under the CTI Molecular Imaging, Inc. 2002 Employee Stock Purchase Plan, and 4,957,728 shares to be issued upon the exercise of stock options outstanding under the CTI, Inc. 1998 Restated Incentive Stock Option Plan.
(2)	Determined in accordance with Rule 457(h), the registration fee calculation on these shares is based on the average of the high and low prices of the Company’s Common Stock reported on the Nasdaq National Market on June 21, 2002.
(3)	Determined in accordance with Rule 457(h), the registration fee calculation on these shares is based on the weighted average exercise price of the options outstanding under the CTI, Inc. 1998 Restated Incentive Stock Option Plan.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX
EX-5.1 OPINION OF ALSTON & BIRD LLP
EX-23.2 CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-99.1 LONG-TERM INCENTIVE PLAN
EX-99.2 EMPLOYEE STOCK PURCHASE PLAN
EX-99.3 RESTATED INCENTIVE STOCK OPTION PLAN

PART I     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     (a)     The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

     (b)     Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information, should be directed to David N. Gill at the address and telephone number on the cover of this Registration Statement.

PART II.     INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents have been filed by CTI Molecular Imaging, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are deemed to be a part hereof from the date of the filing of such documents:

     (1)     The Company’s Prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Commission on June 21, 2002;

     (2)     All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 21, 2002;

     (3)     The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description; and

     (4)     All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

Item 6. Indemnification of Directors and Officers

     The Company has adopted provisions in its certificate of incorporation that limit the liability of directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following: (i) any breach of their duty of loyalty to the corporation or the stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its corporate documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. The Company’s bylaws provide for the indemnification of directors to the fullest extent permissible under Delaware law. In addition, the Company’s bylaws provide for the indemnification of officers, directors and third parties acting on its behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the Company’s best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful. The Company has entered into indemnification agreements with its directors and executive officers in addition to indemnification provided for in the Company’s charter documents, and the Company intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements, among other things, will provide for indemnification of the Company’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or executive officer or at the Company’s request. The Company has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed. Not Applicable.

Item 8. Exhibits

     See Exhibit Index, which is incorporated hereby reference.

Item 9. Undertakings

     (a)     The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on June 26, 2002.

CTI Molecular Imaging, Inc.

By:	/s/ Terry D. Douglass

Terry D. Douglass
President

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry D. Douglass and David N. Gill, and each of them (with full power in each to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of June 26, 2002.

Signatures	Title	Date

/s/ Terry D. Douglass, Ph.D.	President	June 26, 2002
Terry D. Douglass, Ph.D.	(Principal Executive Officer)

/s/ David N. Gill	Senior Vice President and Chief Financial Officer	June 26, 2002
(Principal Financial and Accounting Officer)
David N. Gill

/s/ Ronald Nutt, Ph.D.	Director	June 26, 2002

Ronald Nutt, Ph.D.

/s/ Michael E. Phelps, Ph.D.	Director	June 26, 2002

Michael E. Phelps, Ph.D.

/s/ Frederick W. Eubank, II	Director	June 26, 2002

Frederick W. Eubank, II

/s/ Bernd Haetzel	Director	June 26, 2002

Bernd Haetzel

/s/ William W. McInnes	Director	June 26, 2002

William W. McInnes

/s/ Leroy Hood, M.D., Ph.D.	Director	June 26, 2002

Leroy Hood, M.D., Ph.D.

EXHIBIT INDEX

TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, Registration No. 333-85714)

4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, Registration No. 333-85714)

5.1	Opinion of Alston & Bird LLP as to the legality of the securities to be registered

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on signature page)

99.1	CTI Molecular Imaging, Inc. 2002 Long-Term Incentive Plan

99.2	CTI Molecular Imaging, Inc. 2002 Employee Stock Purchase Plan

99.3	CTI, Inc. 1998 Restated Incentive Stock Option Plan